Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Circuit City Stores, Inc.:

We consent to the use of our reports dated March 30, 2004, relating to the consolidated balance sheets of Circuit City Stores, Inc. and subsidiaries (the Company) as of February 29, 2004 and February 28, 2003, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 29, 2004, and the related financial statement schedule, which reports are included, or incorporated by reference from the annual report to stockholders, in the February 29, 2004 annual report on Form 10-K of Circuit City Stores, Inc., which annual report is incorporated by reference in this Registration Statement on Form S-8 of Circuit City Stores, Inc.

Our report on the Company's consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal year 2004 which resulted in the restatement of the Company's consolidated financial statements for the fiscal years 2003 and 2002 in accordance with the retroactive restatement method under SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123.

/s/      KPMG LLP


Richmond, Virginia
October 22, 2004